                                                                  EXHIBIT 3.1(a)

                           CERTIFICATE OF AMENDMENT
                                      OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                             TN TECHNOLOGIES INC.


     TN Technologies Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST:  That pursuant to a Unanimous Written Consent of the Board of
     -----
Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the First Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate") of said Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

     RESOLVED:  That Article First of the Restated Certificate of Incorporation
     --------
     of this corporation is hereby amended in its entirety to read as follows:

          "FIRST:    The name of the corporation is Modem Media . Poppe Tyson,
     Inc."

     SECOND:   That in lieu of a meeting and vote of the stockholders of the
     ------
Corporation, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD:    That said amendment was duly adopted in accordance with the
     -----
provisions of Section 242 of the General Corporation Law of the State of Delaware.


     IN WITNESS WHEREOF, said TN Technologies Inc. has caused this Certificate to be signed by G. M. O'Connell, its President, this 25th day of November, 1998.

                                    TN TECHNOLOGIES INC.

                                    /s/  G. M. O'Connell
                                    _____________________________________
                                    G. M. O'Connell, President

            FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                         TN TECHNOLOGIES HOLDING, INC.
                            a Delaware corporation


     TN Technologies Holding Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify as follows:

     WHEREAS: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 10, 1996.

     WHEREAS: This First Amended and Restated Certificate has been duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

     THEREFORE BE IT RESOLVED: The Certificate of Incorporation of this Corporation is amended and restated in its entirety to read as follows:


     "FIRST:   The name of this corporation is TN Technologies Holding, Inc.
(the "Corporation").

     SECOND:   The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("Delaware Law").

     FOURTH:   This Corporation is authorized to issue two classes of stock to be designated, respectively, "common stock" and "preferred stock." The total number of shares which this Corporation is authorized to issue is fifty million (50,000,000) shares. Forty-five million (45,000,000) shares shall be designated common stock (the "Common Stock"), of which thirty-nine million nine hundred six thousand two hundred (39,906,200) shares shall be designated Common Stock, Class A (the "Class A Common") and five million ninety-three thousand eight hundred (5,093,800) shares shall be designated Common Stock, Class B (the "Class B Common"). Five million (5,000,000) shares shall be undesignated preferred stock (the "Preferred Stock"). Each share of Preferred Stock shall have a par value of $0.001, and each share of Common Stock shall have a par value of $0.001.

     Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

     Each share of Class B Common issued by the Corporation, if reacquired by the Corporation (whether by repurchase, conversion into Class A Common or other means) shall upon such reacquisition be retired and may not be reissued thereafter.

     FIFTH:    The shares of Class A Common and Class B Common shall be
identical in all respects and shall have equal rights and privileges, except as expressly set forth in this Article FIFTH.

     1.   Special Dividend to Class B Common Stock.  The holders of Class B
          ----------------------------------------
Common Stock shall be entitled to receive, before any cash dividends shall be declared and paid upon or set aside for any other class or series of the Corporation's Common Stock or Preferred Stock, out of funds legally available therefor, on the dates set forth below, cumulative cash dividends in the amounts set forth below, plus an amount equal to the taxes payable by the holders of the Class B Common Stock upon receipt of such dividends, such that the holders of the Class B Common Stock shall receive an aggregate amount of dividends, after taxes, equal to the amount set forth below:

                                          Aggregate Dividend
                    Payment Date                Amount
                ---------------------   ----------------------
                    March 2, 1998             2,300,000
                    March 2, 1999             2,300,000
                    March 2, 2000             2,300,000
                    March 2, 2001             3,450,000

          Such dividends shall be payable only when and if declared by the Board of Directors.


     2.   Other Dividends.  Subject to paragraph 1 of this Article FIFTH, any
          ---------------
preferential dividend rights of any series of Preferred Stock as may then be outstanding, dividends or distributions upon the Class A Common and Class B Common may be declared by the Board of Directors and paid by the Board of Directors of the Corporation from time to time in such amounts as the Board shall determine, out of any source at the time lawfully available therefor, provided that identical dividends or distributions per share are declared and paid concurrently upon the shares of each such class. In the case of dividends or other distributions payable in Class A Common or Class B Common, only shares of Class A Common shall be distributed with respect to Class A Common and only shares of Class B Common shall be distributed with respect to Class B Common. In the case of dividends or other distributions consisting of other voting securities of the Corporation, the Corporation shall declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that the voting rights of each such security paid to the holders of Class A shall be one-fifth of the voting rights of each such security paid to the holders of Class B Common. In the case of dividends or other distributions consisting of non-voting securities convertible into, or exchangeable for, voting securities of the Corporation, the Corporation shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that the voting rights of each security paid to the holders of Class A Common shall be one-fifth of the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B Common, and such underlying securities paid to the holders of Class B Common shall convert into the underlying securities paid to the holders of Class A Common upon the same terms and conditions applicable to the Class B Common.

     3.   Stock Splits, Combinations and the Like.  Neither the Class A Common
          ---------------------------------------
nor the Class B Common shall be split, combined or subdivided unless at the same time there shall be a proportionate split, combination or subdivision of such other class of Common Stock.

     4.   Rights Upon Liquidation or Dissolution.  Subject to any preferential
          --------------------------------------
liquidation rights of any series of Preferred Stock as may then be outstanding, the holders of the Class A Common and the holders of the Class B Common shall be entitled to share ratably in the assets of the Corporation available for distribution to the holders of Common Stock upon any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debts and other liabilities of the Corporation.

     5.   Voting.  Except as otherwise required by law, on all matters on which
          ------
the holders of Common Stock shall be entitled to vote, each holder of Class A Common shall be entitled to one (1) vote for each share of Class A Common held by such holder, and each holder of Class B Common shall be entitled to five (5) votes for each share of Class B Common held by such holder.

Except as otherwise required by applicable law, the holders of shares of Class A Common and Class B Common shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

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

     6.   Conversion.
          ----------

          (a) Optional Conversion.  Subject to the provisions of this
              -------------------
subparagraph 6, each holder of record of Class B Common may, at the sole discretion and option of such holder, convert any whole number or all of such holder's shares of Class B Common into fully paid and nonassessable shares of Class A Common at the rate of one and fifteen thousandths (1.015) shares of Class A Common for each share of Class B Common surrendered for conversion; provided, however, that such conversion shall not be effective unless and until any consents or approvals required under applicable securities laws shall have been obtained.

          (b) Automatic Conversion.  The outstanding shares of Class B Common
              --------------------
shall automatically be converted into Class A Common at the conversion rate specified in paragraph (a) above, without further action by the respective holder or holders of such shares, at the times and in the manner specified as follows: each share of Class B Common shall automatically convert into Class A Common immediately upon any sale, pledge, conveyance, hypothecation, assignment or other transfer of such share, whether or not for value, or attempt thereof, by the initial registered holder thereof, other than any such transfer by such holder to a nominee of such holder (without any change in beneficial ownership, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); provided that any transfer by the initial registered holder to any corporation owning not less than seventy-five percent (75%) of the equity interests of the initial registered holder, or majority-owned subsidiary of the initial registered holder, shall not give rise to automatic conversion hereunder unless and until such transferee ceases to be either (i) a corporation owning at least seventy-five percent (75%) of the equity interests of the initial registered holder or (ii) a majority-owned subsidiary of the initial registered holder; and further provided that in the event any pledge, conveyance, hypothecation, assignment or other transfer shall not give rise to automatic conversion hereunder, then any subsequent transfer or attempt thereof by the holder (other than any such transfer by such holder to a nominee of such holder (without any change in beneficial ownership, as such term is defined under Section 13(d) of the Exchange Act)) shall be subject to automatic conversion upon the terms and conditions set forth herein other than any transfer by such holder to any corporation owning not less than seventy-five percent (75%) of the equity interests of the initial registered holder or majority-owned subsidiary of the initial registered holder.

          (c) Mechanics of Conversion.  No fractional shares of Class A Common
              -----------------------
shall be issued upon conversion of Class B Common. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the fair market value of such fraction, rounded to the nearest dollar. To exercise the optional conversion privilege set forth herein, the holder of shares of Class B Common shall surrender the shares to be converted, accompanied by instruments of transfer satisfactory to the Corporation and the payment in cash of any amount required pursuant to subparagraph 6(e) below and sufficient to transfer the Class B Common being converted to the Corporation free of any adverse interest, at the principal offices of the Corporation or any of the offices or agencies maintained for such purpose by the Corporation ("Conversion Agent") and shall give written notice (by registered or certified mail, overnight courier or hand delivery) to the Corporation at such Conversion Agent that the holder elects to convert such shares.

Such notice shall also state the name or names, together with the address or addresses, in which the certificate or certificate for Class A Common which shall be issuable upon such conversion shall be issued. As promptly as practicable after the surrender of such shares of Class B Common as aforesaid, the Corporation shall issue and deliver at such Conversion Agent to such holder, or on the holder's written order, a certificate or certificates for the number of full shares of Class A Common issuable upon the conversion of such shares in accordance with the provisions hereof. Certificates will be issued for the balance of the shares of Class B Common in any case in which fewer than all of the shares of Class B Common represented by a certificate are converted.

          Each conversion pursuant to paragraph 6(b) shall be deemed to have been effected immediately prior to the close of business on the date the share is transferred or proposed to be transferred. In each such case the person or persons in whose name or names any certificate of certificates for Class A Common shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Class A Common represented thereby at the effective date of such conversion, unless the stock transfer books of the Corporation shall be closed on such date, in which event such conversion shall be deemed to have been effected immediately following the opening of business on the next day on which the stock transfer books of the corporation shall be open. Following any such automatic conversion, the share or shares of Class B Common so converted shall cease to be outstanding, notwithstanding the fact that the holder or holders may not have surrendered the certificate or certificates representing such Class B Common for conversion, and such certificate or certificates shall thereafter represent solely the right to receive a certificate or certificates for Class A Common issuable upon conversion of the Class B Common so converted, upon surrender of such certificate or certificates to the Corporation or its Conversion Agent, of the certificate or certificates for Class B Common so converted.

          (d) Reservation of Shares.  The Corporation shall at all times reserve
              ---------------------
and keep available out of the authorized and unissued shares of Class A Common, solely for the purposes of effecting the conversion of the outstanding Class B Common, such number of shares of Class A Common as shall from time to time be sufficient to effect conversion of all outstanding Class B Common.

          (e) Payment of Transfer Taxes.  The Corporation will pay any and all
              -------------------------
documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common on conversion of the Class B Common pursuant hereto; provided however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common in a name other that of the original holder of the Class B Common to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (f) Additional Rights of Class B Common.  In the event that the
              -----------------------------------
Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of any class of Common Stock are exchanged for or changed into other stock or securities, then, and in such event, the shares of each class of Common Stock (assuming conversion of the Class B Common into Class A Common at the rate specified in subparagraph 6(a) above) shall be exchanged for or changed into an amount per share equal to the amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of the other class of Common Stock is exchanged or changed; provided, however, that if shares of Class A Common and Class B Common are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent and only to the extent that the Class A Common and Class B Common differ as provided herein.

          In the event of a reclassification, change of outstanding shares (other than a change in par value or as a result of any subdivision or combination) or other similar transaction as a result of which the shares of Class A Common are converted into another security, then a holder of Class B Common shall be entitled to receive upon conversion the amount of such security that such holder would have received if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction.

          If a share of Class B Common shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof.

     SIXTH:    For so long as any shares of Class B Common are outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, by written consent setting forth the action to be taken signed by the holders of outstanding capital stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholders' meeting at which all shares entitled to vote thereon were present and voted. Commencing at such time as there are no shares of Class B Common outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law and may not be taken by written consent of stockholders without a meeting.

     SEVENTH:  The name and mailing address of the incorporator are:

               NAME                      MAILING ADDRESS
               ----                      ---------------

               Thomas I. Savage          Wilson Sonsini Goodrich & Rosati
                                         650 Page Mill Road
                                         Palo Alto, California 94304-1050

     EIGHTH:   The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

     NINTH:    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

     TENTH:    The directors of the Corporation need not be elected by written ballot unless a stockholder or stockholders holding a majority of the voting power of the outstanding capital stock entitled to vote demands election by written ballot at the meeting and before voting.

     ELEVENTH: Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

     TWELFTH: Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer or (iii) the Board of Directors.

     THIRTEENTH:

          1. To the fullest extent permitted by the Delaware Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

          2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

          3. Neither any amendment nor repeal of this Article THIRTEENTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article THIRTEENTH, shall eliminate or reduce the effect of this Article THIRTEENTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article THIRTEENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     FOURTEENTH:    Meetings of stockholders may be held within or without the
State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained under Delaware Law) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     FIFTEENTH:     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and under Delaware Law, except as otherwise provided in article THIRTEENTH, and all rights conferred upon stockholders herein are granted subject to this reservation."

     The undersigned hereby certifies that the Corporation has not received any payment for any of its stock and that the foregoing amendment was approved in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, TN Technologies Holding Inc. has caused this First Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 31st day of December, 1996.


                                By: /s/ Gregory W. Blaine
                                    -----------------------------
                                    Gregory W. Blaine
                                    Chief Executive Officer

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